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PRESS RELEASE



                             *FOR IMMEDIATE RELEASE*


          FIRST BANCORP OF INDIANA, INC. ANNOUNCES AGREEMENT TO ACQUIRE
                           HOME BUILDING BANCORP, INC.

         Evansville, Indiana, April 25, 2006 -- First Bancorp of Indiana, Inc. (Nasdaq: FBEI) announced today that it has signed a definitive merger agreement with Home Building Bancorp, Inc. (OTC BB: HBBI), Washington, Indiana, under which Home Building Bancorp will merge into First Bancorp in a transaction valued at approximately $11.3 million. Home Building Bancorp is the holding company for Home Building Savings Bank, FSB. The transaction will increase First Bancorp's assets from $286 million as of December 31, 2005 to approximately $345 million and increase its number of banking offices from eight to ten. Under the terms of the transaction, as described in more detail below, shareholders of Home Building Bancorp will be entitled to receive either $43.50 in cash or shares of First Bancorp common stock in exchange for each share of Home Building Bancorp common stock.

         Based upon the $43.50 per share price, the consideration is approximately 161% of tangible book value and 26.9 times trailing twelve months earnings. Based on projected cost savings, First Bancorp expects the transaction to be accretive to earnings per share in the first year of combined operations.

         Michael H. Head, President and Chief Executive Officer of First Bancorp stated, "We are very pleased to announce our agreement for Home Building Bancorp to merge with First Bancorp. We look forward to continuing to emphasize the personal service and community banking focus that our and Home Building Bancorp's customers expect and appreciate."

         "We believe that this transaction is an excellent opportunity for our customers and the communities we serve," said John B. Graham, President and Chief Executive Officer of Home Building Bancorp. "This merger allows us to preserve a community bank atmosphere and the high quality of service provided by our dedicated employees. Moreover, our customers will benefit from access to a greater selection of services."

         Following the merger, Home Building Savings Bank locations will retain their name, one member of Home Building Bancorp's board of directors will join First Bancorp's board of directors, and current Home Building Bancorp board members will serve on the local advisory board. The merger is expected to be completed late in the third quarter of 2006 or early in the fourth quarter.

         In connection with this transaction, Keefe, Bruyette & Woods, Inc. acted as financial advisor to First Bancorp and Renninger & Associates, LLC acted as financial advisor to Home Building Bancorp. Muldoon Murphy & Aguggia LLP represented First Bancorp, while Krieg DeVault LLP represented Home Building Bancorp.

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         First Bancorp of Indiana, Inc. is the holding company for First Federal
Savings Bank. First Federal Savings Bank currently operates eight offices in the Evansville, Indiana area. At December 31, 2005, First Bancorp had total assets of $285.9 million.

         Home Building Bancorp, Inc. is the holding company for Home Building Savings Bank, FSB. Home Building Savings Bank operates two offices in Washington and Petersburg, Indiana. At December 31, 2005, Home Building Bancorp had total assets of $60.4 million.

TERMS OF THE MERGER

         Under the terms of the agreement, Home Building Bancorp shareholders may elect to receive either shares of First Bancorp common stock or $43.50 in cash in exchange for their shares of Home Building Bancorp common stock. The elections of Home Building Bancorp shareholders will be subject to the requirement that 50% of Home Building Bancorp shares be exchanged for cash and 50% be exchanged for First Bancorp common stock. To the extent they receive First Bancorp shares, the transaction is expected to be tax-free to Home Building Bancorp shareholders.

         The number of shares of First Bancorp common stock into which each Home Building Bancorp share will be exchanged will be based on the price of First Bancorp common stock over a measurement period prior to the closing, as follows:


Average closing price of First Bancorp
common stock during measurement period           Exchange Ratio
---------------------------------------------    ----------------------------------------------------
1.  $18.90 or less                               1.  2.3016

2.  Greater than $18.90 and less than $23.10     2.  $43.50 divided by average closing price

3.  $23.10 or more                               3.  1.8831


         The merger is subject to certain conditions, including the approval of the shareholders of Home Building Bancorp and receipt of regulatory approval.

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FORWARD-LOOKING STATEMENTS

            This news release contains certain forward-looking statements about the proposed merger of First Bancorp and Home Building Bancorp. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating First Bancorp and Home Building Bancorp, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which First Bancorp and Home Building Bancorp are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that First Bancorp files with the Securities and Exchange Commission.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

         SHAREHOLDERS OF HOME BUILDING BANCORP AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS THAT WILL BE INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-4 THAT FIRST BANCORP WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST BANCORP, HOME BUILDING BANCORP, THE MERGER, THE PERSONS SOLICITING PROXIES IN THE MERGER AND THEIR INTERESTS IN THE MERGER AND RELATED MATTERS. Investors will be able to obtain all documents filed with the SEC by First Bancorp free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by First Bancorp will be available free of charge from the Corporate Secretary of First Bancorp at 5001 Davis Lant Drive, Evansville, Indiana 47715, telephone (812) 421-4100. READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

For further information contact:

Michael H. Head
President and Chief Executive Officer
First Bancorp of Indiana, Inc.
(812) 421-4100

John B. Graham
President and Chief Executive Officer
Home Building Bancorp, Inc.
(812) 254-2641